Exhibit 3(ii)
FIRST AMENDMENT TO BY-LAWS OF
THOR INDUSTRIES, INC.
     WHEREAS, the By-laws of THOR INDUSTRIES, INC., a Delaware corporation (the “Corporation”), that were adopted by the Board of Directors of the Corporation provide in Article VIII that the By-laws may be adopted, amended or repealed by the Board of Directors; and
     WHEREAS, on March 11, 2010, the Board of Directors of the Corporation approved by unanimous written consent the following amendment to the By-laws:

Section 1.	The last sentence of ARTICLE II, SECTION 6, Newly Created Directorships and Vacancies of the Bylaws is deleted and in lieu thereof the following is substituted:
“Any director elected to fill a vacancy or a newly created directorship shall be elected to hold office until the next election of the class for which such director shall have been chosen, and until such director’s successor shall be elected and qualified.”

Section 2.	Except as above provided the Board of Directors ratified and confirmed the By-laws of the Corporation.
The undersigned, as Secretary of the Corporation, does hereby certify that this First Amendment to the By-laws of this Corporation was adopted by its Board of Directors effective as of the 11th day of March, 2010.

THOR INDUSTRIES, INC.
By:	/s/ Christian G. Farman
Name:	Christian G. Farman
Title:	Senior Vice President, Treasurer and Chief Financial Officer